200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309
NEWS RELEASE

Contact:
Robert W. Beard
Senior Vice President and Investor Relations Officer
954-308-4200

SMF ENERGY CORPORATION REPORTS
RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED JUNE 30, 2008

CONFERENCE CALL SCHEDULED FOR SEPTEMBER 23, 2008 AT 10:00 A.M. EDT

Ft. Lauderdale, FL, September 18, 2008 - SMF ENERGY CORPORATION, (NASDAQ: FUEL) (the “Company”), a leading provider of specialized transportation and distribution services for petroleum products and chemicals, today announced the results for the fourth quarter and fiscal year ended June 30, 2008.

Highlights of Fourth Quarter Fiscal Year 2008 vs. Third Quarter Fiscal Year 2008

•	Revenues were $82.0 million, a 28% increase from $64.2 million
•	Net loss decreased $1.0 million to $366,000 from $1.4 million
•	Non-cash charges were $798,000, down from $971,000
•	Net margin per gallon increased to 24.2 cents from 17.8 cents
•	EBITDA, a non-GAAP measure, increased by $877,000 to $1.2 million from $277,000

Highlights of Fourth Quarter Fiscal Year 2008 vs. Fourth Quarter Fiscal Year 2007

•	Revenues were $82.0 million, a 43% increase from $57.5 million
•	Net loss decreased $1.2 million to $366,000 from $1.6 million or 77%
•	Non-cash charges were $798,000, down from $1.0 million
•	Net margin per gallon increased to 24.2 cents from 16.8 cents
•	EBITDA, a non-GAAP measure, increased by $1.0 million to $1.2 million from $127,000

Highlights of Fiscal Year 2008 vs. Fiscal Year 2007

•	Revenues were $260.7 million, a 13% increase from $229.8 million
•	Net loss increased $180,000 to $6.8 million from $6.6 million
•	Non-cash charges increased to $5.1 million from $4.6 million, primarily as a result of the non-cash loss on extinguishment of promissory notes
•	SG&A decreased nearly $1.0 million or 6% to $14.9 million from $15.8 million
•	Net margin per gallon increased to 19.4 cents from 16.9 cents
•	EBITDA, a non-GAAP measure, increased by $1.0 million to $1.2 million from $252,000

Richard E. Gathright, Chairman, Chief Executive Office and President, commented

“The turnaround in our 4th Quarter 2008 financial results stems from the use and effectiveness of our new ERP and other systems, which are driving integration, improving efficiency, eliminating costs and enhancing net margins, which reached $0.24 per gallon in the period. We are now generating solid EBITDA, $1.2 million in the 4th Quarter of fiscal 2008, and achieved an operating income of $445,000 versus an operating loss of $570,000 in the 3rd Quarter, a $1.0 million improvement. We expect these positive trends to continue into fiscal year 2009.”

“While the 45% increase in market fuel prices during our 2008 fiscal year has negatively affected the national economy and the resulting demand for delivered volumes to our existing customers, the overall market for the cost savings provided by our fleet and mobile fueling services is growing, as evidenced by the contributions of new customers to nearly a 1 million gallon increase between the 3rd and 4th Quarters of fiscal 2008.”

“We have reinvested a portion of our cost savings from SG&A and other operational efficiencies into an expanded marketing and sales force, and that investment is generating business opportunities in our primary services lines and for new products such as DrySolv, the environmentally friendly, “green” alternative to Perchloroethylene used in the dry cleaning industry. We are also seeing increased business opportunities resulting from the inability of our inefficient, cut rate competitors to provide the level of service demanded by customers.”

“We are operating in a time when the ingenuity and efficiency of a business will dictate its success or failure. We are offering a service of increasing value in a fragmented industry that is only now recognizing that widely accepted historical business operating practices will no longer work. With our own improving financial results, we are validating our business plan and are positioned to lever our new platform for internal growth and for expansion through strategic acquisitions. Tight credit, supply disruptions and increasing labor costs are catalysts for consolidation in our industry and, as such, for strong financial yield. We believe our platform, where we expect SG&A integration savings alone to range between 25% and 60%, is the tool to lead change in our industry and to secure the resulting rewards for our shareholders.”

Highlights of Results for Quarterly Periods ending March 31, 2007 through June 30, 2008

The following table portrays the positive trend and progress the Company has achieved in the sequential quarters (all amounts in thousands of dollars, except net margin per gallon):

	For the three months ended
	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,
	2007	2007	2007	2007	2008	2008

Revenues	$51,817	$57,526	$55,497	$58,994	$64,162	$82,036
Gross profit	$2,478	$2,921	$3,182	$2,565	$2,875	$4,290
Selling, general and
administrative	4,077	3,950	3,803	3,788	3,445	3,845
Operating income (loss)	(1,599)	(1,029)	(621)	(1,223)	(570)	445
Interest expense and
other income, net	(1,019)	(585)	(757)	(763)	(720)	(811)
Loss on extinguishment
Of promissory notes	-	-	(1,641)	-	(108)	-
Net loss	$(2,618)	$(1,614)	$(3,019)	$(1,986)	$(1,398)	$(366)

EBITDA (1)	$(787)	127	$196	$(387)	$277	$1,154
Net margin	$2,915	$3,307	$3,569	$2,945	$3,228	$4,611
Net margin per
gallon (2)	$0.14	$0.17	$0.19	$0.16	$0.18	$0.24

Gallons sold	20,407	19,678	18,695	18,050	18,102	19,024

•	Quarterly revenues have increased from $51.8 million to $82.0 million over the past six quarters primarily as a result of increases in prices per gallon of petroleum products.
•
The results for gross profit show an upward trend. The increases are primarily due to the emphasis in higher margin business. We ended the year with gross profit of $4.3 million for the fourth fiscal quarter of 2008, compared to $2.9 million for the fourth fiscal quarter of 2007.

•
Our operating income has improved as we ended the year with operating income of $445,000 for the fourth fiscal quarter of 2008, compared to an operating loss of $1.0 million for the fourth fiscal quarter of 2007.

•
Net quarterly losses which were as high as $3.0 million during the past six quarters decreased to $366,000 in the fourth quarter fiscal quarter of 2008 due to reduced costs and the emphasis on higher margin business. The first fiscal quarter and third fiscal quarter of 2008 included $1.6 million and $108,000, respectively, in losses on extinguishment of promissory notes. The losses on extinguishment are primarily the result of the refinancing of our secured promissory notes with new senior secured convertible subordinated notes.

•	Quarterly EBITDA has improved as we ended the fiscal year 2008 with EBITDA of $1.2 million compared to a negative $787,000 in the third quarter of fiscal 2007.
•
During fiscal 2008, we reduced our outstanding promissory notes by $2.4 million. The reduction in fiscal 2008 was partially due to the issuance of new senior secured convertible subordinated debt, proceeds which were used to reduce the principal outstanding and to refinance the secured promissory notes issued in August 2003, January 2005 and September 2005. In the third quarter of 2008, we reduced our debt by exchanging $1.75 million of the senior secured convertible subordinated debt into shares of non-redeemable preferred stock.

(1)
EBITDA is defined as earnings before interest, taxes, depreciation, amortization, and is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. To the extent that loss on extinguishment of promissory notes constitutes the recognition of previously deferred interest, it is considered interest expense for the calculation of certain interest expense amounts.  We believe that EBITDA provides useful information to investors because it excludes transactions not related to the core cash operating business activities.

(2)	Net margin per gallon is calculated by adding gross profit to the cost of sales depreciation and amortization and dividing that sum by the number of gallons sold.

The following table reconciles EBITDA to the net loss for each of the six quarterly periods presented above (all amounts in thousands of dollars):

	For the three months ended
	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,
	2007	2007	2007	2007	2008	2008

Net loss	$(2,618)	$(1,614)	$(3,019)	$(1,986)	$(1,398)	$(366)
Add back:
Interest expense	1,023	919	778	782	780	720
Depreciation and amortization expense:
Cost of sales	436	386	388	380	353	321
Selling, general and administrative expenses	219	249	282	304	311	357
Amortization of stock compensation expense	153	187	126	133	123	122
Loss on extinguishment of promissory notes	-	-	1,641	-	108	-
EBITDA	$(787)	$127	$196	$(387)	$277	$1,154

The following tables present comparative financial data for the periods noted:

SELECTED INCOME STATEMENT AND FINANCIAL DATA

(All amounts in thousands of dollars, except per share, and net margin per gallon)

	(Unaudited)
	Three Months Ended June 30,		Years Ended June 30,
	2008	2007	2008	2007

Petroleum product sales and service revenues	$75,377	$51,007	$235,215	$203,375
Petroleum product taxes	6,659	6,519	25,474	26,394
Total revenues	82,036	57,526	260,689	229,769

Cost of petroleum product sales and service	71,087	48,086	222,303	190,744
Petroleum product taxes	6,659	6,519	25,474	26,394
Total cost of sales	77,746	54,605	247,777	217,138

Gross profit	4,290	2,921	12,912	12,631

Selling, general and administrative expenses	3,845	3,950	14,881	15,836

Operating (loss) income	445	(1,029)	(1,969)	(3,205)

Interest expense	(720)	(919)	(3,060)	(3,727)
Other income, net	(91)	334	9	343
Loss on extinguishment of promissory notes	-	-	(1,749)	-

Loss before income taxes	(366)	(1,614)	(6,769)	(6,589)

Income tax expense	-	-	-	-
Net loss	$(366)	$(1,614)	$(6,769)	$(6,589)

Basic and diluted net loss per share computation:

Net loss	$(366)	$(1,614)	$(6,769)	$(6,589)
Less: Preferred stock dividends	(193)	-	(249)	-
Net loss attributable to common shareholders	$(559)	$(1,614)	$(7,018)	$(6,589)

Basic and diluted net loss per share
attributable to common shareholders	$(0.04)	$(0.12)	$(0.49)	$(0.57)

Basic and diluted weighted average common
shares outstanding	14,556	13,678	14,467	11,509

EBITDA (non-GAAP measure)	$1,154	$127	$1,240	$252

Gallons sold	19,024	19,678	73,871	84,899

Net margin	$4,611	$3,307	$14,354	$14,333

Net margin per gallon (1)	$0.24	$0.17	$0.19	$0.17

(1)	Net margin per gallon is calculated by adding gross profit to the cost of sales depreciation and amortization and dividing that sum by the number of gallons sold.

RECONCILIATION OF NET LOSS TO EBITDA
For the fiscal years ended June 30, 2008 and 2007
(Non-GAAP measure)

(All amounts in thousands of dollars)

	Years Ended June 30,
	2008	2007
Net loss	$(6,769)	$(6,589)
Add back:
Interest expense	3,060	3,727
Depreciation and amortization expense:
Within cost of sales	1,442	1,702
Within selling, general and administrative expenses	1,254	921
Amortization of stock compensation expense	504	491
Loss on extinguishment of promissory notes	1,749	-
EBITDA	$1,240	$252

CONDENSED CONSOLIDATED BALANCE SHEET

(All amounts in thousands of dollars)

	June 30,	June 30,
	2008	2007
ASSETS
Current assets	$33,607	$29,183
Property, plant and equipment, net	10,276	10,017
Other assets, net	3,101	4,725
	$46,984	$43,925

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$34,648	$29,015
Long-term debt, net and other liabilities	9,284	10,796
Shareholders’ equity	3,052	4,114
	$46,984	$43,925

Line of Credit Extension

On September 17, 2008, the Company and its primary lender entered into the 17th Amendment of the Loan and Security Agreement governing the Company’s line of credit facility. The 17th Amendment extended the maturity of the facility from December 31, 2008 to July 1, 2009, and made several pricing and covenant adjustments. We believe that these changes to our pricing and covenant structure are a reflection of the ongoing banking credit crisis.

An increase in the interest rate on the facility to prime rate plus 2.75% that was scheduled to be effective on September 1, 2008 by virtue of the 16th Amendment to the facility has been deferred until October 31, 2008 by the 17th Amendment, which thereafter adjusts to an interest rate pricing matrix that could allow the Company to incur lower interest rates than the rate imposed by the 16th Amendment. This interest rate matrix consists of a range of prime plus 0.75% to 2.75% depending upon the fixed charge coverage ratio achieved. The covenants were also modified to eliminate the monthly average availability effective for the month ending October 31, 2008 and replaced with maintaining a fixed charge coverage ratio of 1.0 to 1.0 and increasing to 1.3 to 1.0 in December 2008 through the term of the extension. The change to the fixed charge coverage ratio covenant is based on the expected improved performance of the Company. Lastly, the termination fee of 0.5% was waived through the end of December 2008.

CONFERENCE CALL

Management will host a conference call on Tuesday, September 23, 2008, at 10:00 A.M. EDT, to further discuss the results of the Company’s fourth quarter and fiscal year ended June 30, 2008. Interested parties can listen to the call live on the Internet through the Company’s Web site at www.mobilefueling.com or by dialing 866-383-8008 (domestic) or 617-597-5341 (international), using Pass Code 39604143. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The Web cast is also available through Thomson’s investor portals. Individual investors can listen to the call at www.earnings.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com). A telephone replay of the conference call will be available from September 23, 2008, at 12:00 P.M. EDT until midnight EDT on September 30, 2008, by dialing 888-286-8010 (domestic) or 617-801-6888 (international), using Pass Code 92387182. A web archive will be available for 30 days at www.mobilefueling.com.

ABOUT SMF ENERGY CORPORATION (NASDAQ: FUEL)

The Company is a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, manufacturing, construction, shipping, utility, energy, chemical, telecommunication and government services industries. The Company provides its services and products through 26 locations in the ten states of Alabama, California, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee and Texas. The broad range of services the Company offers its customers includes commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics and emergency response services. The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to our customers. In addition, the Company’s fleet of special duty tractor-trailer units provides heavy haul transportation services over short and long distances to customers requiring the movement of over-sized or over-weight equipment and manufactured products. More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS

This press release includes "forward-looking statements" within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. For example, predictions or statements of belief or expectation concerning the future performance of the Company, the future acquisition plans of the Company and the potential for further growth of the Company are all “forward looking statements” which should not be relied upon. Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time. Because these statements depend on various assumptions as to future events, including but not limited to those assumptions noted in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section in the Company’s Form 10-K for the year ended June 30, 2008, they should not be relied on by shareholders or other persons in evaluating the Company. Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected. In addition, there are numerous risks and uncertainties that could cause actual results to differ from those anticipated by the Company.